SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 10, 2013

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders

International Stem Cell Corporation held its Annual Meeting of Stockholders on June 10, 2013. The stockholders considered four proposals, each of which is described in more detail in the Company’s definitive proxy statement dated April 30, 2013.

Proposal 1:	Election of six directors to hold office until the 2014 Annual Meeting:

A.	Directors elected by holders of Series D Preferred Stock (voting on an as converted basis).

	FOR	WITHHELD
Andrey Semechkin	21,500,000	0
Ruslan Semechkin	21,500,000	0

B.	Directors elected by holders of all shares of stock.

	FOR	WITHHELD
Donald A. Wright	65,954,154	496,062
James H. Berglund	65,923,615	526,601
Paul V. Maier	65,933,765	516,451
Charles J. Casamento	65,935,154	515,062

Broker Non-Votes: 50,238,320

All of the foregoing candidates were elected.

Proposal 2:	Ratification of the selection of Mayer Hoffman McCann, P.C., as the Company’s independent public accountants for the Company’s fiscal year ending December 31, 2013 (shares of common stock and all series of preferred stock voting together):

FOR	AGAINST	ABSTAIN
112,809,341	701,518	336,278

Broker Non-Votes: none

The foregoing proposal was approved.

Proposal 3:	Approval, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement (shares of common stock and all series of preferred stock voting together):

FOR	AGAINST	ABSTAIN
65,010,056	1,178,061	262,099

Broker Non-Votes: 50,238,320

The foregoing proposal was approved.

Proposal 4:	Indication, on an advisory basis, the preferred frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers (shares of common stock and all series of preferred stock voting together):

3 Years	2 Years	1 Year	Abstain
1,537,882	55,887,735	7,538,590	162,174

Broker Non-Votes: 50,238,320

Based on the stockholder vote, the Board of Directors has determined to hold future advisory votes on the compensation of the Company’s Named Executive Officers every 2 years until the next stockholder advisory vote on the frequency of stockholder votes on the compensation of executive officers or until the Board of Directors otherwise determines that a different frequency for such advisory vote would be in the best interests of the stockholders.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Jay Novak
Jay Novak
Interim Chief Financial Officer

Dated: June 13, 2013